CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-125329) on Form S-8 of Grant Life Sciences, Inc. of our report dated March 29, 2007, except for Note B, as to which the date is June 20, 2007, relating to our audit of the restated consolidated financial statements, which appears in this Amendment No. 1 to Annual Report on Form 10-KSB of Grant Life Sciences, Inc. for the year ended December 31, 2006. Our report dated March 29, 2007, except for Note B, as to which the date is June 20, 2007, relating to the restated consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
June 20, 2007